As filed with the Securities and Exchange Commission on February 19, 2026

Registration No. 333-263173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

 REGISTRATION STATEMENT NO. 333-263173

UNDER THE SECURITIES ACT OF 1933

SOUTHSTATE BANK CORPORATION

(Exact name of registrant as specified in its charter)

Florida	39-3424417
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

 1101 First Street South, Suite 202

Winter Haven, Florida 33880

 (Address and Zip Code of Principal Executive Offices)

Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan

First Security Group, Inc. 2012 Long-Term Incentive Plan

First Security Group, Inc. 2002 Long-Term Incentive Plan

(Full title of the plans)

John C. Corbett
Chief Executive Officer
SouthState Bank Corporation
1101 First Street South, Suite 202

Winter Haven, Florida 33880

(863) 293-4710

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to that certain registration statement described below, previously filed by SouthState Bank Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, when the Registrant was known as SouthState Corporation (“SSC”).

Pursuant to that certain Agreement and Plan of Merger, dated as of July 22, 2021, by and between Atlantic Capital Bancshares, Inc., a Georgia corporation (“ACBI”), and SSC, on March 1, 2022, ACBI merged with and into SSC, with SSC as the surviving entity (the “Merger”). Following the Merger, on March 1, 2022, SSC filed with the SEC that certain Registration Statement on Form S-8 (No. 333-263173) (the “Registration Statement”) registering up to 163,500 shares of common stock of SSC, par value $2.50 per share, for issuance pursuant to, or issuable upon the exercise or settlement of, each outstanding stock option, restricted stock award, performance share award and other right to acquire common stock of ACBI (the “Legacy ACBI Awards) granted under the: (i) Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan; (ii) First Security Group, Inc. 2012 Long-Term Incentive Plan; and (iii) First Security Group, Inc. 2002 Long-Term Incentive Plan. On August 31, 2025, to redomicile SSC from the State of South Carolina to the State of Florida, SSC merged with and into the Registrant, which was wholly-owned by SSC, with the Registrant surviving the merger.

The Legacy ACBI Awards fully vested as of December 31, 2025. As a result, Registrant is no longer offering or issuing securities covered by the Registration Statement under the (i) Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan, (ii) First Security Group, Inc. 2012 Long-Term Incentive Plan, or (iii) First Security Group, Inc. 2002 Long-Term Incentive Plan. Accordingly, the Registrant hereby removes from registration all securities registered but not issued under the Registration Statement, if any, as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on February 19, 2026.

SOUTHSTATE BANK CORPORATION (Registrant)

By:	/s/ William E. Matthews V
Name:	William E. Matthews V
Title:	Senior Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.